Exhibit 4.2

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED

The following description of the capital stock of Akili, Inc., a Delaware corporation, is a summary of certain provisions of our securities that are registered under Section 12 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Certificate of Incorporation (the “Certificate of Incorporation”) and our Bylaws (the “Bylaws”), each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, and by applicable law. This description also summarizes relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”). We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capitalization

General

The total amount of authorized capital stock of Akili, Inc. consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 100,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock

The board of directors of Akili, Inc. (the “Board”) has authority to issue shares of Akili, Inc.’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of Akili, Inc. preferred stock could have the effect of decreasing the trading price of Akili, Inc. common stock, restricting dividends on Akili, Inc. capital stock, diluting the voting power of Akili, Inc. common stock, impairing the liquidation rights of Akili, Inc. capital stock, or delaying or preventing a change in control of Akili, Inc.

Common Stock

Akili, Inc. common stock is not entitled to preemptive or other similar subscription rights to purchase any of Akili, Inc. securities. Akili, Inc. common stock is neither convertible nor redeemable.

Voting Rights

Each holder of Akili, Inc. common stock is entitled to one vote per share on each matter submitted to a vote of stockholders, as provided by the Certificate of Incorporation. The Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Bylaws or the Certificate of Incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Akili, Inc. common stock holders are entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of the assets of Akili, Inc. or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of Akili, Inc. preferred stock, if any, and any contractual limitations on the ability of Akili, Inc. to declare and pay dividends.

Other Rights

Each holder of Akili, Inc. common stock is subject to, and may be adversely affected by, the rights of the holders of Akili, Inc. preferred stock that Akili, Inc. may designate and issue in the future.

Liquidation Rights

If Akili, Inc. is involved in voluntary or involuntary liquidation, dissolution or winding up of the affairs of Akili, Inc., or a similar event, each holder of Akili, Inc. common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of Akili, Inc. preferred stock, if any, then outstanding.

Anti-takeover Effects of the Certificate of Incorporation and the Bylaws

The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of Akili, Inc. Akili, Inc. expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Akili, Inc. to first negotiate with the Board, which Akili, Inc. believes may result in an improvement of the terms of any such acquisition in favor of Akili, Inc. stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Classified Board

The Certificate of Incorporation provides that the Board is divided into three classes (Class I, Class II and Class III), one class of which will be elected each year by our stockholders. The first term of office of the Class I directors expires at the first annual meeting of stockholders following the effectiveness of the Certificate of Incorporation, the first term of office of the Class II directors expires at the second annual meeting of stockholders following the effectiveness of the Certificate of Incorporation and the first term of office of the Class III directors expires at the third annual meeting of stockholders following the effectiveness of the Certificate of Incorporation. Accordingly, a third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Akili, Inc. because it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Director Removal and Filling Vacancies

The Certificate of Incorporation provides that directors may be removed only for cause and then only by the affirmative vote of not less than two-thirds (2/3) of the holders of the shares then entitled to vote at an election of directors. Furthermore, any vacancy on the Board, however occurring, including a vacancy resulting from an increase in the size of the Board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum. The limitations on removal of directors and treatment of vacancies, has the effect of making it more difficult for stockholders to change the composition of our board of directors.

Special Meetings of Stockholders

The Certificate of Incorporation provides that a special meeting of stockholders may be called by the (a) the Chair of the Board, (b) the Board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office or (c) the Chief Executive Officer of Akili, Inc., provided that such special meeting may be postponed, rescheduled or cancelled by the Board. The Bylaws limit the business that may be conducted at an annual or special meeting of stockholders to those matters properly brought before the meeting.

Action by Written Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting. This limit may lengthen the amount of time required to take stockholder actions and would prevent the amendment of our bylaws or removal of directors by our stockholders without holding a meeting of stockholders.

Advance Notice Requirements

The Bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of Akili, Inc.’s stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the corporate secretary of Akili, Inc. prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at the principal executive offices of Akili, Inc. not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. The Bylaws specify the requirements as to form and content of all stockholders’ notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting.

Amendment to Certificate of Incorporation and Bylaws

Any amendment of the Certificate of Incorporation must first be approved by a majority of the Board, and if required by law or the Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, board composition, limitation of liability and amendment of the certificate of incorporation must be approved by not less than two-thirds (2/3) of the outstanding shares entitled to vote on the amendment, and not less than two-thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class. The Bylaws may be amended or repealed by the affirmative vote of a majority of the directors then in office, subject to any limitations set forth in the Bylaws; and generally may also be amended by the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares entitled to vote on the amendment.

Delaware Anti-Takeover Statute

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with such corporation for a period of three years from the time such person acquired 15% or more of such corporation’s voting stock, unless: (i) the board of directors of such corporation approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (ii) the interested stockholder owns at least 85% of the outstanding voting stock of such corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (iii) the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of two-thirds (2/3) of the outstanding voting stock which is not owned by the interested stockholder. A Delaware corporation may elect in its certificate of incorporation not to be governed by this particular Delaware law. The Certificate of Incorporation does not opt Akili, Inc. out of Section 203 and, therefore, Section 203 applies to Akili, Inc.

Limitations on Liability and Indemnification of Officers and Directors

The Certificate of Incorporation provides that Akili, Inc. will indemnify its directors to the fullest extent authorized or permitted by applicable law. Akili, Inc. expects to enter into agreements to indemnify its directors, executive officers and other employees as determined by the Board. Under the Bylaws, Akili, Inc. is required to indemnify each of Akili, Inc.’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of Akili, Inc. or was serving at the request of Akili, Inc. as a director, officer, employee or agent for another entity. Akili, Inc. must indemnify its officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of Akili, Inc., and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Bylaws also require Akili, Inc. to advance expenses (including attorneys’ fees) incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by Akili, Inc. Any claims for indemnification by Akili, Inc.’s directors and officers may reduce Akili, Inc.’s available funds to satisfy successful third-party claims against Akili, Inc. and may reduce the amount of money available to Akili, Inc.

Exclusive Jurisdiction of Certain Actions

The Bylaws provide that, unless Akili, Inc. consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court located within the State of Delaware) will be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of Akili, Inc., (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of Akili, Inc. to Akili, Inc. or Akili, Inc.’s stockholders including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (c) any action asserting a claim against Akili, Inc. or any current or former director, officer or other employee of Akili, Inc. arising pursuant to any provision of the DGCL or the Certificate of Incorporation or the Bylaws (as may be amended from time to time) (including the interpretation, validity or enforceability thereof), (d) any action asserting a claim related to or involving Akili, Inc. that is governed by the internal affairs doctrine, or (e) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL (the “Delaware Forum Provision”). The Delaware Forum Provision, however, does not apply to any causes of action arising under the Securities Act or the Exchange Act or to any claim for which the federal courts have exclusive jurisdiction. The Bylaws also provide that, unless Akili, Inc. consents in writing to the selection of an alternate forum, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, and the rules and regulation promulgated thereunder, will be the federal district courts of the U.S. (the “Federal Forum Provision”). Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. The Delaware Forum Provision and the Federal Forum Provision will not relieve Akili, Inc. of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Akili, Inc. stockholders will not be deemed to have waived Akili, Inc.’s compliance with these laws, rules and regulations.

Transfer Agent

The transfer agent for Akili, Inc. common stock is Continental Stock Transfer & Trust Company.